Exhibit 2.2

Execution Version

FIRST AMENDMENT TO EQUITY AND ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO EQUITY AND ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 1, 2023, by and among EXXON MOBIL CORPORATION, a corporation organized under the laws of the State of New Jersey (“EMC”), EXXONMOBIL OIL CORPORATION, a company organized under the laws of the State of New York (“EMOC”), EXXONMOBIL PIPELINE COMPANY LLC, a limited liability company organized under the laws of the State of Delaware (“EMPC”, and collectively with EMC and EMOC, the “Sellers”, and each individually, a “Seller”), Par Montana Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (the “Equity Purchaser”), Par Montana, LLC, a limited liability company organized under the laws of the State of Delaware (the “Asset Purchaser”, and collectively with the Equity Purchaser, the “Purchaser Entities” and each individually a “Purchaser Entity”), Par Rocky Mountain Midstream, LLC, a limited liability company organized under the laws of the State of Delaware, and solely for the purposes of Section 1.8 hereof, Par Pacific Holdings, Inc., a Delaware corporation (the “Purchaser Parent”). The Sellers and the Purchaser Entities shall each be referred to in this Amendment as a “Party”, and collectively as the “Parties”. Capitalized terms that are used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Original Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Sellers, the Equity Purchaser, the Asset Purchaser and, solely for the purposes of Section 8.17 and Section 16.4 of the Original Agreement, Purchaser Parent entered into that certain Equity and Asset Purchase Agreement dated as of October 20, 2022 (the “Original Agreement”);

WHEREAS, pursuant to the terms of the Original Agreement, the Equity Purchaser elected to acquire and purchase the Equity Interests and the Asset Purchaser elected to acquire and purchase the Assets and assume the Assumed Liabilities, in each case, on the terms and conditions set forth in the Original Agreement; and

WHEREAS, the Parties desire to amend the Original Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

AMENDMENTS

1.1 Original Agreement Article I – Definitions and Interpretations. Section 1.1 of the Original Agreement is amended and supplemented by inserting or amending and restating, as the case may be, in their appropriate alphabetical position, the following definitions:

“Assignment and Bill of Sale” means the assignment and bill of sale to be entered into as of the Closing Date, substantially in the form of Exhibit C, pursuant to which (i) Sellers shall sell, convey, transfer and assign the Assets (other than the Silvertip Pipeline System Assets or those Assets covered by any Deed) to the Asset Purchaser, (ii) the Equity Sellers shall sell, convey, transfer and assign the Equity Interests to the Equity Purchaser, (iii) Sellers shall sell, convey, transfer and assign the Silvertip Pipeline System Assets (other than those Silvertip Pipeline System Assets covered by the Silvertip Pipeline System Deed) to the Silvertip Purchaser and (iv) each such Purchaser Entity shall assume the related Assumed Liabilities from the Sellers, in each case, from and after the Closing.

“Purchaser Entities” means, collectively, the Asset Purchaser, the Equity Purchaser and the Silvertip Purchaser.

“Silvertip Pipeline System Assets” has the meaning set forth in Section 4.6.

“Silvertip Pipeline System Deed” means the deed and assignment to be entered into as of the Closing Date, substantially in the form of Exhibit B-3, pursuant to which EMPC will transfer, convey, and assign to the Silvertip Purchaser at the Closing (i) the Silvertip Pipeline System and the Silvertip Pipeline System Real Property, and (ii) all Easements Related thereto, except to the extent any portion of the Silvertip Pipeline System will be transferred, conveyed or assigned to the Silvertip Purchaser pursuant to the Assignment and Bill of Sale.

“Silvertip Purchaser” has the meaning set forth in Section 4.6.

1.2 Original Agreement Article 4 –Closing. The Original Agreement is amended to add the following Section 4.6:

4.6 Closing Transfers. Pursuant to Section 2.1, Purchaser Entities have designated Par Rocky Mountain Midstream, LLC, a limited liability company organized under the laws of the State of Delaware (the “Silvertip Purchaser”), to purchase, acquire and accept from the applicable Sellers, all of such Sellers’ right, title and interest in and to the Silvertip Pipeline System and each of the Assets set forth in Section 2.1(a)(iv) through (xiii) solely to the extent related to the Silvertip Pipeline System (collectively, the “Silvertip Pipeline System Assets”). Without limitation of Section 2.3, the Silvertip Purchaser shall assume, and timely fulfill, perform, pay and discharge, in accordance with their terms all the Assumed Liabilities in respect of the Silvertip Pipeline System Assets. For all purposes hereof, the Silvertip Purchaser shall be deemed a “Party” to this Agreement and each reference in this Agreement to the (a) “Asset Purchaser” shall hereby include the Silvertip Purchaser solely with respect to the Silvertip Pipeline System Assets and related Assumed Liabilities, and (b) “Purchaser Entities” shall include the Silvertip Purchaser as a Purchaser Entity, in each case of clause (a) and (b), in respect of the rights and obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, (x) the foregoing designation of the Silvertip Purchaser for purposes of such purchase and assumption in respect of the Silvertip Pipeline System Assets and related Assumed Liabilities shall limit neither the rights of the Sellers or the Purchaser Entities under this Agreement nor the obligations of the Purchaser Entities (including the Silvertip Purchaser) or the Sellers pursuant to the terms of this Agreement and (y) the obligations of the Purchaser Parent in accordance with the Purchaser Parent Guarantee shall extend to and include the Silvertip Purchaser as a Purchaser Entity for all purposes of Sections 8.17 and 16.4 of this Agreement. At the Closing, the Silvertip Purchaser shall execute and deliver to the Sellers the Assignment and Bill of Sale and the Silvertip Pipeline System Deed.

1.3 Original Agreement Schedule 3.3. Section 4.1(e) of Schedule 3.3 to the Original Agreement is hereby amended and restated as follows:

(e) all Crude purchased by Sellers with the intent to be processed by the Refinery in the ordinary course of business (the “Purchased Crude”) to which the Sellers or their respective Affiliates have good and valid title as of the Effective Time; provided that any Purchased Crude to which Sellers or their respective Affiliates do not have good and valid title as of the Effective Time (the “Non-Titled Purchased Crude”) shall be purchased by Asset Purchaser from Sellers pursuant to the pricing and delivery terms of the Crude Supply Agreement as and when such Purchased Crude is delivered to Asset Purchaser by Sellers following the Effective Time. Notwithstanding anything in this Schedule or the Agreement to the contrary, the Non-Titled Purchased Crude shall not be included in the value of the Hydrocarbon Inventory for purposes of calculating the Purchase Price.

1.4 Entire Agreement. This Amendment and the Original Agreement (including the Schedules and Exhibits hereto and thereto), and any agreements to be entered into hereunder and thereunder, including the other Transaction Documents, represent the entire understanding and agreement among the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements among the Parties with respect hereto and thereto. In the event of any conflict between the terms of this Amendment and the Original Agreement (including the Schedules and Exhibits hereto and thereto) and any Transaction Document, the terms of the other Transaction Document shall govern and control.

1.5 No Amendment or Waiver. This Amendment is limited precisely as written and shall not constitute an amendment or waiver of any other term, condition or provision of the Original Agreement or any of the documents not expressly referred to herein. The Original Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby, and all references to the Original Agreement in the Original Agreement or any other Transaction Document shall be deemed to refer to the Original Agreement, as amendment by this Amendment.

1.6 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Amendment, a Party may send a copy of its original signature on the execution page hereof to the other Parties by electronic transmission and such transmission shall constitute delivery of an executed copy of this Amendment to the receiving Party.

1.7 Incorporation. The applicable provisions of Section 1.2 (Certain Interpretations) of the Original Agreement and Article 16 of the Original Agreement, including Section 16.3 (Governing Law; Consent to Jurisdiction), are hereby incorporated by reference herein and shall apply mutatis mutandis to this Amendment.

1.8 Consent of Purchaser Parent. By its execution and delivery of this Amendment, Purchaser Parent hereby consents to all of the terms and provisions of this Amendment and ratifies and confirms that its obligation pursuant to Section 8.17 of the Purchase Agreement remains in full force and effect.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date hereof.

SELLERS:

EXXON MOBIL CORPORATION

By:	/s/ John A. Colling
Name: John A. Colling
Title: attorney-in-fact

EXXONMOBIL OIL CORPORATION

By:	/s/ John A. Colling
Name: John A. Colling
Title: attorney-in-fact

EXXONMOBIL PIPELINE COMPANY LLC

By:	/s/ John A. Colling
Name: John A. Colling
Title: attorney-in-fact

[Signature Page to First Amendment to Equity and Asset Purchase Agreement]

PURCHASER ENTITIES:

PAR MONTANA, LLC

By:	/s/ Shawn Flores
Name: Shawn Flores
Title: Chief Financial Officer

PAR MONTANA HOLDINGS, LLC

By:	/s/ Shawn Flores
Name: Shawn Flores
Title: Chief Financial Officer

PAR ROCKY MOUNTAIN MIDSTREAM, LLC

By:	/s/ Shawn Flores
Name: Shawn Flores
Title: Chief Financial Officer

PAR PACIFIC HOLDINGS, INC.

By:	/s/ Shawn Flores
Name: Shawn Flores
Title: Chief Financial Officer

[Signature Page to First Amendment to Equity and Asset Purchase Agreement]